Exhibit 99.1


              UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The unaudited pro forma condensed combined financial data are based on the consolidated financial statements of MemberWorks and the consolidated financial statements of Lavalife Inc. ("Lavalife"). The unaudited pro forma condensed combined balance sheet at March 31, 2004 is adjusted to give effect to (i) the execution of our amended and restated senior secured credit facility, borrowings thereunder and the use of proceeds therefrom, (ii) the acquisition of Lavalife and the concurrent purchase by Lavalife's senior management of MemberWorks' restricted common stock and (iii) the Company's $150,000,000 senior notes offering and the application of the net proceeds from such offering, as if each of these transactions had occurred on March 31, 2004. The unaudited pro forma condensed combined statements of operations for the nine months ended March 31, 2004 are adjusted to give effect to (i) the execution of our amended and restated senior secured credit facility, borrowings thereunder and the use of proceeds therefrom, (ii) the acquisition of Lavalife, and (iii) the senior notes offering and the application of the net proceeds from such offering, as if each of these transactions had occurred at the beginning of the period presented.

Lavalife's consolidated financial statements were prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"), which differ in certain respects from accounting principles generally accepted in the United States ("US GAAP") and were adjusted to US GAAP. Lavalife's condensed consolidated statements of operations were prepared in Canadian dollars and translated to U.S. dollars at the average exchange rate of the daily noon buying rates in New York City for the periods presented. Lavalife's condensed consolidated balance sheet as of March 31, 2004 was translated to U.S. dollars at the March 31, 2004 noon buying rate in New York City. Certain reclassifications were made to Lavalife's consolidated financial statements to conform them to MemberWorks' presentation.

Adjustments for the transactions discussed above are based upon the historical financial information of MemberWorks and Lavalife and certain assumptions that management of MemberWorks believes are reasonable. The acquisition will be accounted for using the purchase method of accounting. Under this method, the purchase price has been allocated to the assets and liabilities acquired based on preliminary estimates of fair value. The actual fair value will be determined upon the consummation of the acquisition and may vary from the preliminary estimates.

The pro forma financial data does not necessarily reflect our results of operations or the financial position that actually would have resulted had the transactions occurred at the date indicated, or project our results of operations or financial position for any future date or period.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2004


                                                     MemberWorks LavaLife  Acquisition  Total Pro   Financing  Pro Forma
                                                      Historical Historical Pro Forma     Forma     Pro Forma   Total US
                                                       US GAAP    US GAAP   Adjustments Acquisition Adjustments   GAAP
                                                     ----------- --------- ------------ ----------- ----------- --------
Cash and cash equivalents                              118,957      3,266  (95,632) (a)    26,591  126,627  (j) 153,218
Restricted cash                                          2,682          -        -          2,682        -        2,682
Accounts receivable                                     11,853      1,829        -         13,682        -       13,682
Other current assets                                    11,390      2,453        -         13,843      600  (j)  14,443
Deferred Tax Assets                                          -      4,730        -          4,730        -        4,730
Membership solicitation and other deferred costs        58,804          -        -         58,804        -       58,804
                                                     ---------- ---------- --------    ----------- --------    ---------
Total current assets                                   203,686     12,278  (95,632)       120,332  127,227      247,559

Fixed assets, net                                       22,920     11,651        -         34,571        -       34,571
Goodwill                                                42,039          -   77,571  (b)   119,610        -      119,610
Intangible and other assets                             12,371      2,881   33,346  (b)    45,717    5,400  (j)  51,117
                                                                            (2,881) (k)
                                                     ---------- ---------- --------    ----------- --------    ---------
Total assets                                           281,016     26,810   12,404        320,230  132,627      452,857
                                                     ========== ========== ========    =========== ========    =========


Current maturities of long-term obligations                329          -   15,000  (c)    15,329  (15,000) (j)     329
Accounts payable                                        25,677      3,843        -         29,520        -       29,520
Accrued liabilities                                     56,216      7,360        -         63,576        -       63,576
Deferred revenue                                       147,685      3,028        -        150,713        -      150,713
Deferred income taxes                                    5,373          -        -          5,373        -        5,373
                                                     ---------- ---------- --------    ----------- --------    ---------
Total current liabilities                              235,280     14,231   15,000        264,511  (15,000)     249,511

Deferred income taxes                                    6,778        983        -          7,761        -        7,761
Other long-term liabilities                              3,842          -        -          3,842        -        3,842
Long-term debt                                          90,000          -        -         90,000  147,627  (j) 237,627
                                                     ---------- ---------- --------    ----------- --------    ---------
Total liabilities                                      335,900     15,214   15,000        366,114  132,627      498,741
                                                     ---------- ---------- --------    ----------- --------    ---------

Convertible preferred stock                                  -     18,922  (18,922)(d)          -        -            -

Common stock                                               190          -        -            190        -          190
Capital in excess of par                               152,804        171   18,922  (d)   155,504        -      155,504
                                                                           (19,093) (f)
                                                                             2,700  (g)
Accumulated deficit                                      2,110     (8,263)   8,263  (h)     2,110        -        2,110
Accumulated other comprehensive income/(loss)             (458)       766     (766) (i)      (458)       -         (458)
Treasury stock                                        (209,530)         -    6,300  (e)  (203,230)       -     (203,230)
                                                     ---------- ---------- --------    ----------- --------    ---------
Total shareholders' deficit                            (54,884)    (7,326)  16,326        (45,884)       -      (45,884)
                                                     ---------- ---------- --------    ----------- --------    ---------

Total liabilities and shareholders' deficit            281,016     26,810   12,404        320,230  132,627      452,857
                                                     ========== ========== ========    =========== ========    =========


(1) Reconciliation of Canadian GAAP to US GAAP is included on page 6 of this exhibit.

(2) Footnote explanations of pro forma adjustments are included on page 3 of this exhibit.

NOTES TO UNAUDITED PRO FORMA CONDENSED BALANCE SHEET



(a)  Represents the following:
     Funding of the acquisition                                                          $ (104,632)
     Cash paid by Lavalife management to purchase MemberWorks Incorporated common stock       9,000
                                                                                         -----------
     Total Cash                                                                          $  (95,632)
                                                                                         ==========


(b) The total estimated consideration as shown in the table below is allocated to the tangible and intangible assets and liabilities of Lavalife based on their estimated fair values as if the transaction had occured on March 31, 2004. The preliminary estimated purchase price and allocation thereof is as follows (in thousands):

     Total Purchase Price:
     Cash purchase price paid                                                            $  116,632
     Acquisition related costs                                                           $    3,000
                                                                                         ----------

        Total purchase price paid including acquisition costs                            $  119,632
                                                                                         ==========


     Preliminary allocation of purchase price:
     Estimated adjustments to reflect assets and liabilities at fair value(i):
       Identifiable intangible assets                                                        33,346
       Goodwill                                                                              77,571
       Deferred charges written-off                                                          (2,881)
       Book value of acquired assets and liabilities, as of March 31, 2004                   11,596
                                                                                         ----------
                                                                                         $  119,632
                                                                                         ==========


(i) A final determination of the fair values and useful lives of such assets, which cannot be made prior to the completion of the acquisition, may differ materially from the preliminary estimates made by management. Any final adjustments may change the allocation of purchase price which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed financial data.

(c) Represents borrowings under our senior secured credit facility to fund a portion of the purchase price.

(d)  Represents   conversion  of  Lavalife's   convertible  preferred  stock  to
     Lavalife's   common  stock   immediately   prior  to  the  closing  of  the
     acquisition.

(e) Reflects the average cost basis of the MemberWorks' restricted common stock purchased by Lavalife's shareholders prior to closing and issued from treasury stock.

(f) Reflects the elimination of the balance of Lavalife's capital in excess of par after giving effect to (d) above.

(g) Reflects the capital in excess of par resulting from the purchase of MemberWorks' restricted common stock by Lavalife's senior management.

(h)  Reflects the elimination of Lavalife's accumulated deficit.

(i)  Reflects elimination of Lavalife's other comprehensive income.

(j) Represents issuance of the senior notes (including the incurrence of debt issuance costs) and use of those proceeds therefrom, including the repayment of $15,000 under the senior secured credit facility.



     Issuance of the notes, net of discount                                                 147,627
     Payment of debt issuance costs*                                                         (6,000)
     Repayment of senior secured credit facility                                            (15,000)
                                                                                         -----------
     Net proceeds                                                                         $ 126,627
                                                                                         ===========

     *$600 represents the current portion of debt issuance costs

(k)  Represents the write-off of deferred charges on Lavalife's balance sheet.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED MARCH 31, 2004


                                          MemberWorks      LavaLife      Acquisition   Total Pro    Financing   Pro Forma
                                          Historical US   Historical US    Pro Forma       Forma     Pro Forma   Total US
                                               GAAP           GAAP        Adjustments  Acquisition  Adjustments   GAAP
                                         -------------- --------------- ------------- ------------- ----------- ---------
Revenues                                       355,507          54,028           -       409,535         -      409,535

Marketing expenses                             194,342          20,376           -       214,718         -      214,718
Operating expenses                              66,829          10,979           -        77,808         -       77,808
General and administrative expenses             58,400          18,450           -        76,850         -       76,850
Amortization of intangible assets                  847               -       3,903 (a)     4,750         -        4,750
                                         -------------- --------------  ----------   -----------  --------     --------

Operating income                                35,089           4,223      (3,903)       35,409         -       35,409

Interest income (expense), net                  (2,317)            307        (450)(b)    (2,460)  (10,500)(e)  (12,960)
Other income (expense), net                        459           1,673           -         2,132         -        2,132
                                         -------------- --------------  ----------    ----------   -------     --------

Income before taxes                             33,231           6,203      (4,353)       35,081   (10,500)      24,581

Provision for income taxes                      13,292           1,924      (1,741)(c)    13,475    (4,200)(c)    9,275
                                         -------------- --------------  -----------   ----------   -------     --------

Net income                                      19,939           4,279      (2,612)       21,606    (6,300)      15,306
                                         ============== ==============  ==========    ==========   =======     ========

Earnings per share
   Basic                                         $1.83                                     $1.90                  $1.35
                                         ==============                               ==========               ========
   Diluted                                       $1.62                                     $1.69                  $1.23
                                         ==============                               ==========               ========

Weighted average shares
   Basic                                        10,895                         452 (d)    11,347                 11,347
                                         ==============                 ==========    ==========               ========
   Diluted                                      13,211                         452        13,663                 13,663
                                         ==============                 ==========    ==========               ========



(1) Reconciliation of Canadian GAAP to US GAAP is included on page 8 of this exhibit.

(2) Footnote explanations of pro forma adjustments are included on page 5 of this exhibit.

    NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                                ($ in thousands)


(a) Represents the amortization of acquired identified intangible assets deemed to have determinable useful lives. Preliminary estimates of identifiable intangible assets include trade names of approximately $18,500 with a useful life of 15 years,customer relationships of $13,700 with useful lives of 3-5 years and other intangibles of $1,100 with useful lives of 3 years.

(b) Represents increased interest expense incurred due to borrowings of $15 million under our senior secured credit facility to fund a portion of the Lavalife acquisition purchase price.

(c) Reflects the income tax effect of the acquisition pro forma adjustments at a 40% effective tax rate.

(d) Reflects the purchase of MemberWorks' restricted common stock by Lavalife's senior management.

(e) Reflects interest expense, including amortization of debt issuance costs and discount related to the senior notes, and the elimination of interest expenses under the senior secured credit facility.

RECONCILIATION OF CANADIAN GAAP TO US GAAP
UNAUDITED CONDENSED COMBINED
BALANCE SHEET
AS OF MARCH 31, 2004


The following table reconciles Lavalife's unaudited condensed consolidated balance sheets as of March 31, 2004, derived from the March 31, 2004 unaudited condensed consolidated financial statements, from Canadian GAAP to US GAAP. The amounts have been translated at the March 31, 2004 noon buying rate in New York City of $0.7648 to Cdn$ 1.00.



                                                                                    LavaLife
                                                                  Reclassifications US GAAP
                                                                         to           in
                                 LavaLife    US GAAP      LavaLife    MemberWorks  MemberWorks  LavaLife US
                                 Canadian    Adjustments  US GAAP     Presentation Presentation     GAAP
                                 GAAP (Cdn$)   (Cdn$)(1)   (Cdn$)       (Cdn$)        (Cdn$)      (US$)
                              ----------------------------------------------------------------------------
                                                               ($ in thousands)
Cash and cash equivalents         4,271            -          4,271                -        4,271   3,266
Accounts receivable               2,027            -          2,027              364        2,391   1,829
Income taxes receivable             364            -            364             (364)           -       -
Prepaid expenses and other
 current expenses                 3,208            -          3,208                -        3,208   2,453
Future tax assets                 6,186           (2) (a)     6,184                -        6,184   4,730
                              ----------------------------------------------------------------------------
Total current assets             16,056           (2)        16,054                -       16,054  12,278

Fixed assets, net                15,234            -         15,234                -       15,234  11,651
Deferred charges                  3,807          (40) (b)     3,767                -        3,767   2,881
Intangible assets                    38          (38) (c)         -                -            -       -
Future tax assets                     -            -              -                -            -       -
                              ----------------------------------------------------------------------------
Total assets                     35,135          (80)        35,055                -       35,055  26,810
                              ============================================================================


Accounts payable                 10,958        1,798  (d)    12,756           (7,731)       5,025   3,843
Accrued liabilities                   -            -              -            9,623        9,623   7,360
Income and other taxes payable    1,892            -          1,892           (1,892)           -       -
Deferred revenue                  3,960            -          3,960                -        3,960   3,028
                              ----------------------------------------------------------------------------
Total current liabilities        16,810        1,798         18,608                -       18,608  14,231

Deferred income taxes             1,285            -          1,285                -        1,285     983
Liability component of                                (b)
 convertible PS                  19,222      (19,222)             -                -            -       -
                              ----------------------------------------------------------------------------
Total liabilities                37,317      (17,424)        19,893                -       19,893  15,214
                              ----------------------------------------------------------------------------

Convertible preferred stock           -       24,741  (b)    24,741                -       24,741  18,922

Share capital                    10,435      (10,211) (b)       224             (224)           -       -
Capital in excess of par              -            -              -              224          224     171
Accumulated deficit             (13,618)       2,814        (10,804)               -      (10,804) (8,263)
Accumulated other
 comprehensive income/(loss)      1,001            -          1,001                -        1,001     766
                              ----------------------------------------------------------------------------
Total shareholders'
 equity(deficit)                 (2,182)      (7,397)        (9,579)               -       (9,579) (7,326)
                              ----------------------------------------------------------------------------

Total liabilities and
 shareholders' equity
 (deficit)                       35,135          (80)        35,055                -       35,055  26,810
                              ============================================================================



(1) Footnote explanations of reconciliation of Canadian GAAP to US GAAP are included on page 7 of this filing.

                NOTES TO CANADIAN GAAP TO US GAAP RECONCILIATION
          OF LAVALIFE'S UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                                 (in thousands)



The following notes should be read in conjuction with Note 4 of Lavalife's Unaudited condensed Consolidated Financial Statements for the three and six months ended March 31, 2004 and 2003.

(a) Current and deferred taxes have been provided on all adjustments at the applicable local statutory rate to which the adjustment relates.

(b) Financial Instruments. Under Canadian GAAP, Lavalife accounts for its convertible preferred shares in accordance with their substance and, as such, they are presented in the financial statements in their liability and equity components. The liability component is accreted to the face amount of the convertible preferred shares as interest expense. Financing costs associated with the convertible preferred shares have been allocated between the liability and equity components whereby those costs allocated to the liability component are recorded as deferred financing costs and those allocated to the equity component are recorded as a reduction of the carrying value of the equity component.

Under US GAAP the convertible preferred shares are treated as mezzanine equity and the associated financing costs have been recorded as a reduction of the carrying value of the convertible preferred shares.

During the year ended September 30, 2003, Lavalife made a payment to the holders of the convertible preferred shares in the amount of Cdn$3,125 that, under Canadian GAAP, was recorded as a reduction in the carrying value of the equity component of the convertible preferred shares. Under US GAAP, this payment is recorded as a direct charge to deficit.

(c) Intangible Assets. Marketing costs related to launching new services are deferred until launch under Canadian GAAP. Under US GAAP, these costs are expensed as incurred.

(d) Stock Based Compensation. Lavalife's stock option plan allows for the redemption of the employees' vested options whereby the difference between the grant price and the market price is paid by Lavalife under certain conditions. Under Canadian GAAP, Lavalife records amounts paid on redemption as a direct charge to deficit. Under US GAAP, Emerging Issues Task Force Abstract No. 00-23 requires that all options with such a feature be marked-to-market and the obligation be recognized through the income statement of Lavalife.

RECONCILIATION OF CANADIAN GAAP TO US GAAP
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT
OF EARNINGS
FOR THE NINE MONTHS ENDED
MARCH 31, 2004

The following table reconciles Lavalife's unaudited condensed consolidated statement of income for the nine months ended March 31, 2004, that has been derived from Lavalife's undaudited condensed consolidated financial statments for the six months ended March 31, 2004 and the three months ended September 30, 2003. The amounts have been translated at an average daily rate for the period of $0.7491 to Cdn $1.00.

                                                                                 LavaLife
                                                            Reclassifications    US GAAP
                                                                    to             in
                               LavaLife   US GAAP     LavaLife  MemberWorks     MemberWorks  LavaLife US
                               Canadian   Adjustments US GAAP   Presentation    Presentation GAAP
                              GAAP (Cdn$) (Cdn$)(1)   (Cdn$)     (Cdn$)           (Cdn$)     (US$)
                              ----------------------------------------------------------------------
                                                               ($ in thousands)

Revenues                       71,527       597  (a) 72,124                -       72,124  54,028



Cost of services sold          11,657         -      11,657          (11,657)           -       -
Marketing expenses                  -         -           -           27,201       27,201  20,376
Operating expenses                  -         -           -           14,656       14,656  10,979
Salaries and benefits          15,385        22  (b) 15,407          (15,407)           -       -
Selling and general expenses   35,295        25  (c) 35,320          (35,320)           -       -
General and administration
 expenses                           -         -           -           24,630       24,630  18,450
Intangible amortization             -         -           -                -            -       -
                             ---------------------------------------------------------------------
Operating income                9,190       550       9,740           (4,103)       5,637   4,223

Other income                    2,306         -       2,306              (72)       2,234   1,673
Amortization                   (4,016)       12  (d) (4,004)           4,004            -       -
Accretion of liability
 component of convertible
 preferred shares              (1,574)    1,574  (d)      -                -            -       -
Loss on disposal of capital
 assets                          (171)        -        (171)             171            -       -
Interest income                   411         -         411             (411)           -       -
Interest expense                   (1)        -          (1)             411          410     307
                             ---------------------------------------------------------------------
                                6,145     2,136       8,281                -        8,281   6,203

Current provision for taxes      (832)        -        (832)             832            -       -
Future provision for taxes      3,205       194  (e)  3,399           (3,399)           -       -
Provision for income taxes          -         -                        2,567        2,567   1,924
                             ---------------------------------------------------------------------
Net income                      3,772     1,942       5,714                -        5,714   4,279
                             =====================================================================


(1) Footnote explanations of reconciliation of Canadian GAAP to US GAAP are included on page 9 of this filing.

                NOTES TO CANADIAN GAAP TO US GAAP RECONCILIATION
              OF LAVALIFE UNAUDITED COMBINED STATEMENT OF EARNINGS




The following notes should be read in conjuction with Note 4 of Lavalife's Unaudited condensed Consolidated Financial Statements for the three and six months ended March 31, 2004 and 2003.

(a) Revenue Recognition. Under US GAAP, Lavalife has adopted the recommendations of Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." Based on these recommendations, which require a more restrictive analysis of management's best estimates of deferred revenue, Lavalife defers revenue from the sale of voice-based meeting services based on usage and management's estimate that unused minutes aged less than one year will be used by customers. Revenue from web-based meeting services is deferred ratably over the estimated average expected usage of the customer.

(b) Stock Based Compensation. Lavalife's stock option plan allows for the redemption of the employees' vested options whereby the difference between the grant price and the market price is paid by Lavalife under certain conditions. Under Canadian GAAP, Lavalife records amounts paid on redemption as a direct charge to deficit. Under US GAAP, Emerging Issues Task Force Abstract No. 00-23 requires that all options with such a feature be marked-to-market and the obligation be recognized through the income statement of Lavalife.

(c) Intangible Assets. Marketing costs related to launching new services are deferred until launch under Canadian GAAP. Under US GAAP, these costs are expensed as incurred.

(d) Financial Instruments. Under Canadian GAAP, Lavalife accounts for its convertible preferred shares in accordance with their substance and, as such, they are presented in the financial statements in their liability and equity components. The liability component is accreted to the face amount of the convertible preferred shares as interest expense. Financing costs associated with the convertible preferred shares have been allocated between the liability and equity components whereby those costs allocated to the liability component are recorded as deferred financing costs and those allocated to the equity component are recorded as a reduction of the carrying value of the equity component. Under U.S. GAAP the convertible preferred shares are treated as mezzanine equity and the associated financing costs have been recorded as a reduction of the carrying value of the convertible preferred shares.

During the year ended September 30, 2003, Lavalife made a payment to the holders of the convertible preferred shares in the amount of Cdn$3,125 that, under Canadian GAAP, was recorded as a reduction in the carrying value of the equity component of the convertible preferred shares. Under U.S. GAAP, this payment is recorded as a direct charge to deficit.

(e) Current and deferred taxes have been provided on all adjustments at the applicable local statutory rate to which the adjustment relates.